Exhibit 5.1
[Letterhead of Seyfarth Shaw LLP]
May 13, 2011
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, Illinois 60062

Re:	Issuance and Sale of Shares of Common Stock
Ladies and Gentlemen:
We have acted as legal counsel to Nanosphere, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 15,686,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares are being sold by the Company pursuant to a Purchase Agreement, dated May 10, 2011 (the “Purchase Agreement”), by and among the Company and Piper Jaffray & Co., as representative of several underwriters named therein (the “Underwriter”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-161859) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on September 15, 2009, the statutory prospectus included therein, and the prospectus supplement dated May 10, 2011, and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Purchase Agreement, (d) the Registration Statement, (e) the Base Prospectus, (f) the Preliminary Prospectus dated May 9, 2011; (g) the Prospectus dated May 10, 2011, (h) resolutions of the Board of Directors of the Company duly adopted on June 16, 2009 and April 19, 2011; (i) resolutions of the Financing Committee of the Board of Directors of the Company duly adopted on May 10, 2011, (j) a status certificate of the Department of State of the State of Delaware, dated May 9, 2011, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (k) status certificates of the Department of State of the State of Illinois dated May 9, 2011, to the effect that the Company is a foreign corporation duly qualified and authorized to transact business in the State of Illinois; (l) notice of exercise of overallotment option, dated May 12, 2011, from the Underwriter to the Company pursuant to Section 3 of the Purchase Agreement, and (m) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed, with your consent, the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

Nanosphere, Inc.
May 13, 2011

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.
Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares to be purchased by the Underwriter from the Company have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.
This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.
We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated May 10, 2011, relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on May 13, 2011. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,
/s/ SEYFARTH SHAW LLP